EXHIBIT 99.3

Trammell Crow Company

Balance Sheet

(in thousands)

	September 30, 2006	December 31, 2005
	(UNAUDITED)	(A)
Assets:
Current assets
Cash and cash equivalents	$70,523	$76,919
Restricted cash	3,024	1,416
Accounts receivable, net of allowance for doubtful accounts	143,477	127,784
Receivables from affiliates	2,915	2,146
Notes and other receivables	27,871	15,922
Deferred income taxes	3,855	3,935
Real estate under development (B)	98,684	120,697
Real estate and other assets held for sale (C)	144,171	55,434
Marketable securities	1,356	542
Other current assets	29,903	26,870
Total current assets	525,779	431,665

Furniture and equipment, net	20,386	19,787
Deferred income taxes	12,175	16,270
Real estate under development (B)	162,640	106,659
Real estate held for investment (B)	116,208	76,145
Investments in unconsolidated subsidiaries (D)	207,230	175,411
Goodwill	75,246	75,239
Receivables from affiliates	7,227	7,458
Marketable securities	18,719	18,089
Other assets	30,774	21,444
	$1,176,384	$948,167

Liabilities and Stockholders’ Equity:
Current liabilities
Accounts payable	$36,840	$31,698
Accrued expenses	147,141	155,294
Income taxes payable	6,551	16,313
Current portion of long-term debt	21	1,302
Current portion of notes payable on real estate	134,418	122,932
Liabilities related to real estate and other assets held for sale (E)	120,455	40,916
Other current liabilities	8,542	5,842
Total current liabilities	453,968	374,297
Notes payable - other	140,126	35,034
Notes payable on real estate, less current portion	115,857	94,389
Other liabilities	18,671	13,448
Total liabilities	728,622	517,168
Minority interest	37,144	29,528

Stockholders’ equity
Preferred stock	—	—
Common stock	379	379
Paid-in capital	182,761	205,084
Retained earnings	265,666	240,887
Accumulated other comprehensive income	4,927	1,713
Less: Treasury stock	(43,115)	(32,776)
Unearned stock compensation, net	—	(13,816)
Total stockholders’ equity	410,618	401,471
	$1,176,384	$948,167

(A) In accordance with FAS 144, certain assets and liabilities at December 31, 2005, have been reclassified to conform to the presentation at September 30, 2006.

(B) Total real estate owned was $518,952 and $357,613 at September 30, 2006 and December 31, 2005, respectively.

(C) Real estate and other assets held for sale consist of the following:

	September 30, 2006	December 31, 2005
Real estate(B)	$141,420	$54,112
Other assets	2,751	1,322
	$144,171	$55,434

(D) Investments in unconsolidated subsidiaries consist of the following:

	September 30, 2006	December 31, 2005
Real estate development	$63,539	$44,496
Other	143,691	130,915
	$207,230	$175,411

(E) Liabilities related to real estate and other assets held for sale consist of the following:

	September 30, 2006	December 31, 2005
Notes payable on real estate	$114,140	$38,837
Other liabilities	6,315	2,079
	$120,455	$40,916